                                                                      EXHIBIT 15


           ADVISORY LETTER IN CONNECTION WITH THE UNAUDITED FINANCIAL
             STATEMENTS OF AUSTIN FUNDING.COM FOR THE QUARTER ENDED
                                  JUNE 30, 1999


The consolidated balance sheet for Austin Funding.com Corporation as of June 30, 1999, and the consolidated statements of income, stockholders' equity and cash flows for the quarter ended June 30, 1999 were prepared by management and are included by reference in the Registration Form S-8, herein.

The accompanying unaudited consolidated financial statements are the representation of management. We have not audited, reviewed, or otherwise been associated with the accompanying financial statements and accordingly, do not express an opinion or any other form of assurance on them.




SPROUSE & WINN, L.L.P.
Austin, Texas

November  10, 1999